                                                                  Exhibit (a)(1)

                                 [CAPSTEAD LOGO]

                OFFER TO PURCHASE FOR CASH UP TO 5,000,000 SHARES
                               OF COMMON STOCK OF
                          CAPSTEAD MORTGAGE CORPORATION
                     AT A PURCHASE PRICE OF $12.75 PER SHARE

--------------------------------------------------------------------------------
THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 16, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         Capstead Mortgage Corporation, a Maryland corporation, invites its stockholders to tender up to 5,000,000 shares of its common stock, par value $0.01 per share. Shares must be tendered upon the terms and subject to the conditions set forth in this document and in the related letter of transmittal. All shares properly tendered and not properly withdrawn will be purchased at the purchase price of $12.75 per share, upon the terms and subject to the conditions of the offer, including the proration provisions.

         Capstead reserves the right, in its sole discretion, to purchase more than 5,000,000 shares pursuant to the offer. Shares not purchased because of the proration provisions will be returned. See Section 4.

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7.

         Tendering holders of common stock will not be obligated to pay brokerage commissions, solicitation fees, or, upon the terms and subject to the conditions of the offer, stock transfer taxes on the purchase of shares of common stock by Capstead. However, any tendering stockholder or other payee required to complete a letter of transmittal who fails to complete fully and sign the box captioned "Substitute Form W-9" included in the letter of transmittal or, in the case of a non-U.S. holder, who fails to certify its non-U.S. status, may be subject to a required tax withholding of 31% of the gross proceeds paid to the stockholder or other payee pursuant to the offer. Capstead will pay all charges and expenses of Wells Fargo Shareowner Services, the depositary, Merrill Lynch & Co., the dealer manager, and Corporate Investor Communications, Inc., the information agent, incurred in connection with the offer.

         Tenders pursuant to the offer may be withdrawn at any time prior to 12:00 Midnight on Friday, March 16, 2001, the expiration date of the offer, or such later expiration date if the offer is extended by Capstead, and, if not yet accepted for payment, after April 13, 2001.

         The common stock is listed for trading on the New York Stock Exchange under the symbol "CMO". On February 15, 2001, the most recent practicable date prior to the commencement of the offer, the closing per share sales price of the common stock, as reported on the NYSE, was $12.76. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 8.

                             -----------------------

                      The dealer manager for this offer is:

                               MERRILL LYNCH & CO.

                             -----------------------

             THE DATE OF THIS OFFER TO PURCHASE IS FEBRUARY 16, 2001

         THE BOARD OF DIRECTORS OF CAPSTEAD HAS APPROVED THE MAKING OF THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF CAPSTEAD, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY CAPSTEAD OR ITS BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATION. THE DIRECTORS AND EXECUTIVE OFFICERS OF CAPSTEAD HAVE AGREED NOT TO PARTICIPATE IN THE OFFER. FORTRESS INVESTMENT GROUP LLC, WHICH CONTROLLED 33% OF CAPSTEAD AS OF DECEMBER 31, 2000, HAS ALSO AGREED NOT TO PARTICIPATE IN THE OFFER.

         YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION CONTAINED OR REFERRED TO IN THIS DOCUMENT AND MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES PURSUANT TO THE OFFER. YOU ARE URGED TO CONSULT A TAX ADVISOR CONCERNING ANY FEDERAL, STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES OF A SALE OF COMMON STOCK PURSUANT TO THE OFFER.


                                    IMPORTANT

Any stockholder of record desiring to tender all or any portion of his or her shares should complete and sign the letter of transmittal or a facsimile thereof in accordance with the instructions in the letter of transmittal, mail or deliver it with any required signature guarantee and any other required documents to the depositary and either mail or deliver the stock certificates for such shares to the depositary with any other required documents or comply with the book-entry transfer facility's automated tender offer program procedures described in Section 4 to the extent it is available. A stockholder having shares registered in the name of a broker or a dealer, commercial bank, trust company or other nominee must contact those persons if such stockholder desires to tender such shares. Stockholders who desire to tender shares and whose certificates for such shares are not immediately available or whose other required documentation cannot be delivered to the depositary by the expiration of the offer should tender such shares by following the procedures for guaranteed delivery described in Section 4.

         Questions and requests for assistance may be directed to the dealer manager or the information agent at their respective addresses and telephone numbers set forth on the back cover of this offer to purchase. Requests for additional copies of this offer to purchase and all related documents may be directed to the information agent.

                               SUMMARY TERM SHEET

         We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should realize that it does not describe all of the details of the offer. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the offer. We have included references to the sections of this document where you will find a more complete discussion.


Who is offering to
purchase my shares?..............   Capstead is offering to purchase your shares
                                    of Capstead common stock. See Introduction.

How many shares
will Capstead purchase
and at what price?...............   Capstead will purchase up to 5,000,000
                                    shares (or such lesser number as are
                                    properly tendered) at a purchase price of $12.75 per share. The offer is not conditioned on any minimum number of shares being tendered.

How will Capstead
pay for the shares?..............   Capstead expects to fund the purchase of the
                                    shares under the offer and the payment of related fees and expenses from available cash.

What is the purpose
of the offer?....................   The board of directors believes that, given
                                    Capstead's financial condition and the
                                    current market environment, the purchase of its shares at this time is a prudent use of its financial resources. See Section 2.

How long do I have
to tender my shares?.............   You may tender your shares until the offer
                                    expires. The offer will expire on Friday, March 16, 2001 at 12:00 Midnight, New York
                                    City time, unless Capstead extends it. See
                                    Section 1. Capstead may choose to extend the offer for any reason.

How will I be
notified if Capstead
extends the offer?...............   Capstead will issue a press release by 9:00
                                    a.m., New York City time, on the business day after the previous scheduled expiration date if Capstead decides to extend the offer. See Section 15.

Are there any
conditions to the offer?.........   The offer is subject to conditions such as
                                    the absence of court and government actions prohibiting the offer, general market conditions and the condition of Capstead's business. See Section 7.

How do I tender my
shares?..........................   To tender your shares:

                                    o        you must deliver your share
                                             certificate(s)and a properly
                                             completed and duly executed letter
                                             of transmittal to the depositary at
                                             the address appearing on the back
                                             cover of this offer to purchase
                                             prior to 12:00 Midnight, New York
                                             City time, on Friday, March 16,
                                             2001;

                                    o        the depositary must receive a
                                             confirmation of receipt of your
                                             shares by book-entry transfer and a
                                             properly completed and duly
                                             executed letter of transmittal;

                                    o        comply with The Depository Trust
                                             Company's Automated Tender Offer
                                             Program; or

                                    o        if your share certificates are not
                                             immediately available for delivery
                                             to the depositary, you must comply
                                             with the guaranteed delivery
                                             procedure.

                                    Contact the information agent or the dealer manager for assistance. See Section 4 for more information.

Has Capstead or its
board of directors
adopted a position
on the tender offer?.............   The board of directors of Capstead has
                                    approved the offer. However, neither
                                    Capstead nor its directors makes any
                                    recommendation as to whether you should
                                    tender shares pursuant to this offer. You must make the decision whether to tender shares and, if so, how many shares to tender. Directors and executive officers of Capstead have agreed not to participate in the offer. Fortress Investment Group LLC, which controlled 33% of Capstead as of December 31, 2000, has also agreed not to participate in the offer.

If I own less than
100 shares, and I
tender all of my shares,
will it be subject to
proration?.......................   If you own beneficially or own of record
                                    less than 100 shares, and you tender all of your shares before the tender offer expires and complete the section entitled "Odd Lots" in the related letter of transmittal, Capstead will purchase all of your shares without subjecting them to the proration procedure. See Section 3.

Will I have to pay
brokerage commissions
if tender my shares?.............   If you are a registered stockholder and you
                                    tender your shares directly to the
                                    depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, Capstead urges you to consult your broker or bank to determine whether any transaction costs are applicable.

What are the United
States federal income
tax consequences if I
tender my shares?................   Generally, you will be subject to United
                                    States federal income taxation upon the
                                    receipt of cash from Capstead in exchange for your shares under the tender offer. In addition, such receipt of cash for your tendered shares will be generally treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend subject to ordinary income tax rates. Special rules may apply to non-U.S.
                                    stockholders. See Section 13.

Will I have to pay
a stock transfer tax if I
tender my shares?................   If you instruct the depositary in the
                                    related letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax.

When will Capstead
pay for the shares
I tender?........................   Capstead will pay the purchase price net in
                                    cash, without interest, for the shares it purchases promptly after the expiration date of the offer.

Once I have tendered
my shares in the offer,
can I withdraw
my tender?.......................   You may withdraw any shares you have
                                    tendered at any time before 12:00 Midnight, New York City time, on Friday, March 16,
                                    2001, unless Capstead has extended the
                                    offer. Unless the shares you have tendered have been previously purchased by Capstead, you may also withdraw your shares after April 13, 2001.

Who can I talk to if
I have questions?................   The information agent and the dealer manager
                                    can help you answer your questions. The
                                    information agent is Corporate Investor
                                    Communications, Inc. and the dealer manager is Merrill Lynch & Co. Their contact information is set forth on the back cover page of this offer to purchase.

                                     (iii)

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
SUMMARY TERM SHEET .................................................................................     i

INTRODUCTION .......................................................................................     2

THE OFFER ..........................................................................................     3
      1.   Number of Shares; Proration; Extension of the Offer .....................................     3
      2.   Purpose and Certain Effects of the Offer ................................................     5
      3.   Tenders by Holders of Fewer than 100 Shares -- "Odd Lots" ...............................     7
      4.   Procedures for Tendering Shares .........................................................     7
      5.   Withdrawal Rights .......................................................................    11
      6.   Purchase of Shares and Payment of Purchase Price ........................................    12
      7.   Certain Conditions of the Offer .........................................................    12
      8.   Price Range of Common Stock; Dividends ..................................................    14
      9.   Effects of the Offer ....................................................................    15
      10.  Source and Amount of Funds ..............................................................    16
      11.  Certain Information about Capstead; General Information .................................    16
      12.  Interest of Directors and Executive Officers and Principal Stockholders; Transactions
           and Arrangements Concerning the Common Stock ............................................    21
      13.  Federal Income Tax Consequences .........................................................    24
      14.  Certain Legal Matters; Regulatory Approvals .............................................    27
      15.  Extension of the Offer Period; Termination; Amendments ..................................    28
      16.  Fees and Expenses .......................................................................    29
      17.  Miscellaneous ...........................................................................    29
      18.  Additional Information ..................................................................    30


This offer to purchase, including the Summary Term Sheet, the Introduction and Sections 2,6,7,8,9,10,11, and 13 contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements.
These statements may be identified by the use of forward-looking words or phrases including, but not limited to, "anticipate", "believe", "expect", "intend", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Capstead's actual actions or results may differ material from those expected or anticipated to the forward-looking statements.

To the Holders of Common Stock of
Capstead Mortgage Corporation

                                  INTRODUCTION

         Capstead Mortgage Corporation ("Capstead"), a Maryland corporation, invites its stockholders to tender shares of its common stock, par value $0.01 per share ("Common Stock"), to Capstead at a purchase price of $12.75 per share (the "Purchase Price"), net to the seller in cash, without interest. Shares must be tendered on the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal included herewith (which, as amended or supplemented from time to time, together constitute the "Offer").

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7.

         Stockholders tendering Common Stock will not be obligated to pay brokerage commissions, solicitation fees, or, upon the terms and subject to the conditions of the Offer, stock transfer taxes on the purchase of shares of Common Stock by Capstead. However, any tendering stockholder or other payee required to complete a Letter of Transmittal who fails to complete fully and sign the box captioned "Substitute Form W-9" included in the Letter of Transmittal may be subject to a required federal backup withholding tax of 31% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. Capstead will pay all charges and expenses of Wells Fargo Shareowner Services (the "Depositary"), Merrill Lynch & Co. (the "Dealer Manager") and Corporate Investor Communications, Inc. (the "Information Agent") incurred in connection with the Offer.

         Tenders pursuant to the Offer may be withdrawn at any time prior to Friday, March 16, 2001, at 12:00 Midnight, New York City time, the expiration date of the Offer (including any extensions, the "Expiration Date"), and, if not yet accepted for payment, after April 13, 2001.

         THE BOARD OF DIRECTORS OF CAPSTEAD HAS APPROVED THE MAKING OF THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF CAPSTEAD, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY CAPSTEAD OR ITS BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATION. THE DIRECTORS AND EXECUTIVE OFFICERS OF CAPSTEAD HAVE AGREED NOT TO PARTICIPATE IN THE OFFER. FORTRESS INVESTMENT GROUP LLC ("FORTRESS"), WHICH CONTROLLED 33% OF CAPSTEAD AS OF DECEMBER 31, 2000, HAS ALSO AGREED NOT TO PARTICIPATE IN THE OFFER.

         YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION CONTAINED OR REFERRED TO IN THIS DOCUMENT AND MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES PURSUANT TO THE OFFER. YOU ARE URGED TO CONSULT A TAX ADVISOR CONCERNING ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF A SALE OF COMMON STOCK PURSUANT TO THE OFFER.

         Any stockholder of record desiring to tender all or any portion of his or her shares should complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to the Depositary and either mail or deliver the stock certificates for such shares of Common Stock to the Depositary (with all such other documents). A stockholder having shares registered in the name of a broker or a dealer, commercial bank, trust company or other nominee (each, a "Nominee") must contact that Nominee if such stockholder desires to tender such shares. Nominees may also tender shares in accordance with the Automated Tender Offer Program procedures of The Depository Trust Company. Stockholders who desire to tender shares of Common Stock and whose certificates for such shares are not immediately available or whose other required documentation cannot be delivered to the Depositary by the Expiration Date should tender such shares by following the procedures for guaranteed delivery set forth in Section 4.

         The Common Stock is listed for trading on the New York Stock Exchange (the "NYSE") under the symbol "CMO". On February 15, 2001, the most recent practicable date prior to the commencement of the Offer, the closing per share sales price of the Common Stock, as reported on the NYSE, was $12.76. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE
SECTION 8.

         Capstead Mortgage Corporation was incorporated on April 15, 1985 in Maryland and commenced operations in September 1985. Capstead, a mortgage investment firm operating as a real estate investment trust, earns income from investing in mortgage assets on a leveraged basis and from other investment strategies. With the election of a new Board of Directors in April 2000, Capstead modified its investment strategy to focus on adjustable-rate and short-maturity assets, including, but not limited to, adjustable-rate, single-family residential mortgage-backed securities issued by government-sponsored entities, either Fannie Mae, Freddie Mac and Ginnie Mae ("Agency Securities") and credit-sensitive commercial and residential mortgage assets. By focusing on investments that adjust to a more current interest rate within 1- to 12-months, this investment strategy is intended to help preserve capital and improve earnings prospects over the long term.

                                    THE OFFER

1.       NUMBER OF SHARES; PRORATION; EXTENSION OF THE OFFER

         Number of Shares to be Purchased. Upon the terms and subject to the conditions of the Offer, Capstead will purchase up to 5,000,000 shares of Common Stock, or such lesser number of shares as are properly tendered (and not properly withdrawn as provided in Section 5) prior to the Expiration Date at the Purchase Price, net to the seller in cash, without interest. No fees or commissions will be payable by Capstead to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described in Section 16) for soliciting tenders of shares pursuant to the Offer. A stockholder holding shares through a Nominee is urged to consult such Nominee to determine whether transaction costs are applicable if such stockholder tenders shares through such Nominee and not directly to the Depositary.

         Expiration Date. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, March 16, 2001, unless and until Capstead, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Capstead, shall expire. See Section 15 for a description of Capstead's right to extend, delay, terminate or amend the Offer. In the event of an over-subscription of the Offer as described below, shares properly tendered (and not properly withdrawn) prior to the Expiration Date will be subject to proration, except Odd Lots (as defined below). If (i) Capstead (a) increases or decreases the Purchase Price, (b) materially increases the Dealer Manager's fees, or (c) increases by more than 2% of the issued and outstanding shares of Common Stock or decreases the number of shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of the change is first published, sent or given to stockholders, the Offer will be extended until the expiration of such period of ten business days. Any such change will be disseminated promptly to the stockholders in a manner reasonably designed to inform stockholders of such change. See Section 15.

        Priority of Purchase; Proration. If the number of shares validly tendered and not properly withdrawn prior to the Expiration Date is less than or equal to 5,000,000 shares (or such greater number of shares as Capstead may elect to purchase in accordance with the Offer), Capstead will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered. In the event of an over-subscription of the Offer, shares validly tendered and not properly withdrawn prior to the Expiration Date shall be purchased on a pro-rata basis, disregarding fractions that arise as a result of such prorationing, according to the number of shares tendered by each holder of Common Stock prior to the Expiration Date; provided, however, that:

         (a) all shares tendered prior to the Expiration Date by any holder of Common Stock who owned of record or beneficially as of the close of business on February 15, 2001 and who continues to own, of record or beneficially as of the Expiration Date, an aggregate of fewer than 100 shares of Common Stock (each, an "Odd Lot Holder" and, collectively, the "Odd Lot Holders") and who tenders all of such shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal shall be purchased in full, prior to the proration of shares tendered by any other holder of Common Stock; and

         (b) Capstead reserves the right, in its sole discretion, to elect to purchase any and all of the excess shares tendered; and so long as the excess number accepted by Capstead does not exceed two percent (2%) of the issued and outstanding shares of Common Stock, no extension of the Offer period and no further notice to the stockholders will be required or given. If Capstead elects to purchase excess tendered shares, but less than all of the tendered shares, then the shares tendered shall be purchased on a pro-rata basis, as described above (subject to the Odd Lot exception noted in paragraph (a) above).

         If proration of tendered shares is required, Capstead will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering shares, other than Odd Lot Holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders other than Odd Lot Holders. Because of the difficulty in quickly determining the number of shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure and the procedures for guaranteed delivery, Capstead expects that it will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately five business days after the Expiration Date.

         As described under "Federal Income Tax Consequences," the number of shares that Capstead will purchase from a stockholder pursuant to the Offer may affect the United Sates federal income tax consequences to the tendering stockholder and, therefore may be relevant to a stockholder's decision whether or not to tender shares. The Letter of Transmittal affords each tendering stockholder of record the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration. A stockholder whose shares are registered in the name of a Nominee must contact such Nominee to determine whether such holder can designate the order of priority in which shares tendered are to be purchased in the event of proration and, if so, how such priority may be designated.

         Information Regarding Common Stock. The Common Stock is listed and traded on the NYSE under the symbol "CMO". On February 15, 2001, the most recent practicable date prior to the commencement of the Offer, the closing per share sales price of the Common Stock, as reported on the NYSE, was $12.76. Stockholders are encouraged to obtain current market quotations of the Common Stock. See Section 8. As of the close of business on February 15, 2001, 25,282,472 shares of Common Stock were issued and outstanding and 488,726 shares of Common Stock were subject to stock option grants. The 5,000,000 shares of Common Stock that Capstead is offering to purchase in this Offer represented approximately 20% of the outstanding Common Stock as of February 15, 2001, the most recent practicable date prior to the commencement of the Offer.

         Mailing Offer. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Capstead's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.       PURPOSE AND CERTAIN EFFECTS OF THE OFFER

         The Board of Directors of Capstead (the "Board") believes that Capstead's financial condition and current market conditions (including the current market price of the Common Stock) make this an attractive time to repurchase a portion of its outstanding Common Stock in order to enhance stockholder value. During the year ended December 31, 2000, Capstead acquired, through open market purchases, 376,950 shares of Common Stock at an average price of $7.77 (including transaction costs) and 826,900 shares of its Series B Preferred Stock at an average price of $9.61 (including transaction costs). On January 25, 2000, Capstead purchased 5,568,500 shares of Common Stock at a price of $9.27 per share (including transaction costs) pursuant to a tender offer that expired on January 14, 2000. Since share repurchases began in December 1998 through September 30, 2000, Capstead has repurchased 26.9% of its outstanding shares of Common Stock and 8.4% of its Series B preferred shares.

         The Offer is not expected to have a significant immediate impact on the book value per share of the Common Stock, although remaining outstanding shares of Common Stock will participate to a greater extent in future earnings and changes in the market value of Capstead's mortgage assets.

         The Offer provides to stockholders who are considering a sale of all or a portion of their Common Stock the opportunity to sell those shares without the usual transaction costs associated with open market sales, where those shares are tendered by the stockholder of record directly to the Depositary. A stockholder whose shares are held through a Nominee should contact such Nominee to determine whether any transaction costs apply to any sales of Common Stock pursuant to the Offer. In addition, the Offer may give stockholders the opportunity to sell their Common Stock at prices greater than market prices prevailing prior to the announcement of the Offer. Stockholders are urged to obtain current market quotations for their shares. See Section 8. The Offer also allows stockholders to sell a portion of their shares while retaining a continued equity interest in Capstead. Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in Capstead, and thus in Capstead's future earnings and assets (subject to Capstead's right to issue additional equity securities in the future).

         In determining whether to tender shares pursuant to the Offer, stockholders should consider the possibility that they may be able to sell their shares in the future on the NYSE or otherwise, including in connection with any subsequent sale, merger or liquidation of Capstead (none of which is currently contemplated), at a net price higher than the Purchase Price. See Section 8. Capstead can give no assurance, however, as to the price at which a stockholder may be able to sell non-tendered shares in the future.

         THE BOARD HAS APPROVED THE OFFER AND BELIEVES THAT IT PROVIDES HOLDERS OF COMMON STOCK DESIRING TO SELL SOME OR ALL OF THEIR SHARES A REASONABLE OPPORTUNITY TO DO SO AT A PREMIUM TO THE CLOSING PRICE OF THE COMMON STOCK ON FEBRUARY 12, 2001. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF CAPSTEAD, ITS BOARD OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY CAPSTEAD OR ITS BOARD TO MAKE ANY SUCH RECOMMENDATIONS. THE DIRECTORS AND EXECUTIVE OFFICERS OF CAPSTEAD HAVE AGREED NOT TO PARTICIPATE IN THE OFFER. FORTRESS HAS ALSO AGREED NOT TO PARTICIPATE IN THE OFFER. ALTHOUGH FORTRESS, WHICH CONTROLLED 33% OF CAPSTEAD AS OF DECEMBER 31, 2000, AND THE DIRECTORS AND EXECUTIVE OFFICERS OF CAPSTEAD HAVE AGREED NOT TO PURCHASE ANY SHARES IN THE OFFER, THEIR OWNERSHIP INTEREST IN CAPSTEAD WILL INCREASE ON A PERCENTAGE BASIS TO THE EXTENT THE OFFER IS SUBSCRIBED.

         Shares Capstead acquires under the Offer will be cancelled. At the present time, Capstead has no plans for the issuance of additional shares of Common Stock.

         Except as otherwise disclosed in this document, Capstead has no plans, proposals or negotiations that relate to or would result in:

         o any extraordinary transaction, such as a merger, reorganization or liquidation, involving Capstead or any of its subsidiaries;

         o any purchase, sale or transfer of a material amount of assets of Capstead or any of its subsidiaries;

         o any material change in the present dividend rate or policy, or indebtedness or capitalization of Capstead;

         o any class of equity securities of Capstead being delisted from a national securities exchange;

         o any class of equity securities of Capstead becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         o any change in the present board of directors or management of Capstead, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board of directors or to change any material term of the employment contract of any executive officer;

         o any other material change in Capstead's corporate structure or business;

         o the suspension of Capstead's obligation to file reports under the Exchange Act;

         o the acquisition by any person of additional securities of Capstead or the disposition of securities of Capstead; or

         o any change in Capstead's articles of incorporation and bylaws or other governing instruments or other actions which could impede the acquisition of control of Capstead.

3.       TENDERS BY HOLDERS OF FEWER THAN 100 SHARES -- "ODD LOTS"

         Upon the terms and subject to the conditions of the Offer, all shares properly tendered and not withdrawn prior to the Expiration Date by persons who own of record or beneficially as of the close of business on February 15, 2001 and who continue to own, of record or beneficially as of the Expiration Date, an aggregate of fewer than 100 shares of Common Stock ("Odd Lots"), will be accepted before proration, if any, of the purchase of other tendered shares. Partial tenders will not qualify for this preference, and it is not available to any holder who owns of record or beneficially 100 or more shares on the Expiration Date, even though such holder has separate stock certificates for fewer than 100 shares. Any holder of Common Stock who owns of record or beneficially as of the close of business on February 15, 2001 and who continues to own, of record or beneficially as of the Expiration Date, an aggregate of fewer than 100 shares of Common Stock and who wishes to tender all such shares must complete the box captioned "Odd Lots" in the Letter of Transmittal. See
Section 1.

         ODD LOT HOLDERS WHO TENDER ALL SHARES MUST COMPLETE THE SECTION CAPTIONED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, IN THE NOTICE OF GUARANTEED DELIVERY, TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

4.       PROCEDURES FOR TENDERING SHARES

         A STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A NOMINEE MUST CONTACT THAT NOMINEE FOR INFORMATION ON HOW TO TENDER SHARES. ALL OTHER STOCKHOLDERS MUST COMPLY WITH THE PROCEDURES SET FORTH BELOW.

         Tender Procedures for Stockholders of Record. A Letter of Transmittal is provided for use by stockholders of record tendering shares. To properly tender shares pursuant to the Offer, a stockholder of record must (i) complete and duly execute the Letter of Transmittal (or facsimile thereof), in accordance with the instructions included within the Letter of Transmittal (together with a signature guarantee, if required, as well as any other documents required by the Letter of Transmittal) and deliver the same to the Depositary at its address set forth on the back cover of this Offer to Purchase which material must be received by the Depositary prior to 12:00 Midnight, New York City time, on the Expiration Date, and (ii) either (A) deliver the stock certificate or certificates evidencing the tendered shares to the Depositary at its address set forth on the back cover of this Offer to Purchase, which certificate(s) must also be received by the Depositary prior to 12:00 Midnight, New York City time, on the Expiration Date, or (B) comply with the guaranteed delivery procedures described below.

         Tender Procedures for Nominees. The Depositary will establish an account with respect to the shares subject to this Offer, for purposes of the Offer, at The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the date of this Offer to Purchase. Any Nominee that is a participant in the Book-Entry Transfer Facility's system may tender shares in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") to the extent it is available to such participants for the shares they wish to tender by making book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. A stockholder tendering through ATOP must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such stockholder. In order to tender shares by means of ATOP, the procedures for ATOP delivery must be duly and timely completed prior to 12:00 Midnight, New

York City time, on the Expiration Date. Alternatively, Nominees may also complete the Letter of Transmittal and deliver shares as provided under "Tender Procedures for Stockholders of Record" above.

         DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         Signature Guarantees and Method of Delivery. No signature guarantee on the Letter of Transmittal is required: (i) if the Letter of Transmittal is signed by the stockholder(s) of record of the shares (which term, for purposes of this Section, shall include any participant in the Book-Entry Transfer Facility) whose name appears on a security position listing as the owner of the shares tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the stockholder of record, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the stockholder of record appears on the certificate, with the signature guaranteed by an Eligible Institution.

         In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) (unless such tender is made through ATOP) and any other documents required by the Letter of Transmittal or ATOP.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         Guaranteed Delivery. If a stockholder desires to tender shares of Common Stock pursuant to the Offer and the stockholder's share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

         (a)      the tender is made by or through an Eligible Institution;

         (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Capstead has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

         (c) the certificates for all tendered shares of Common Stock, in proper form for transfer (or confirmation of book-entry transfer of such shares into the Depositary's account at the Book-Entry

         Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

         United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the Internal Revenue Service ("IRS"), unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that such number is correct, or otherwise establishes that it is eligible for exemption from backup withholding. Therefore, each tendering stockholder of record should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to prevent backup withholding, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. If the Depositary is not provided with the correct taxpayer identification number, a U.S. Holder (as defined below in Section 13) also may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain categories of stockholders (including, among others, all corporations, and certain Non-U.S. Holders (as defined below)) are exempt from backup withholding. In order for a holder who is not a U.S. Holder (a "Non-U.S. Holder") to be eligible for exemption, that stockholder must submit an IRS Form W-8BEN, IRS Form W-8ECI, IRS Form W-8EXP, IRS Form W-8IMY or an appropriate substitute form, signed under penalties of perjury, attesting to that stockholder's exempt status. Such forms may be obtained from the Depositary. See Instruction 12 to the Letter of Transmittal.

         Withholding for Holders Who Are Non-U.S. Holders. Even if a Non-U.S. Holder provides the required certification so that backup withholding does not apply, the Depositary will nonetheless withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder or his agent unless it is established to the satisfaction of the Depositary and Capstead that: (a) a reduced rate of withholding is available pursuant to a tax treaty, (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or (c) the sale is properly treated as a sale or exchange, and not as a distribution, for United States federal income tax purposes, and that the sale or exchange is not subject to United States tax pursuant to the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). See "Federal Income Tax Consequences -- Taxation of Holders Who are Non-U.S. Holders" below, for further details.

         In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Holder must deliver to the Depositary before payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a stockholder's status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. See Instruction 13 to the Letter of Transmittal. A Non-U.S. Holder may be eligible to obtain a refund from the IRS of all or a portion of any tax withheld if such Non-U.S. Holder is able to establish to the IRS that no tax, or a reduced amount of tax, is due.

         NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

         Return of Tendered and Unpurchased Shares. If any tendered shares of Common Stock are not purchased, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

         Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares of Common Stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Capstead, in its sole discretion, and its determination shall be final and binding on all parties. Capstead reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Capstead's counsel, be unlawful. Capstead also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder and Capstead's interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Capstead. None of Capstead, the Depositary, the Dealer Manager, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

         Tendering Stockholder's Representation and Warranty; Capstead's Acceptance Constitutes an Agreement. A tender of shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Capstead that (a) the stockholder has a net long position in the shares of Common Stock tendered or equivalent securities at least equal to the number of shares tendered, within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act and (b) such tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) shares of Common Stock tendered or (y) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares of Common Stock for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the shares tendered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Capstead's acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Capstead upon the terms and conditions of the Offer.

         Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact the Depositary at (800) 468-9716, for instructions as to the documents which will be required to be submitted together with the Letter of Transmittal in order to receive certificate(s) representing the shares. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

         CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO CAPSTEAD. ANY SUCH DOCUMENTS DELIVERED TO CAPSTEAD WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

5.       WITHDRAWAL RIGHTS

         Except as otherwise provided in this Section, tenders made pursuant to the Offer are irrevocable. Shares tendered pursuant to this Offer may be withdrawn:

     o at any time prior to 12:00 Midnight, New York City time, on the Expiration Date; or

     o   if not yet accepted for payment, after April 13, 2001.

     For a withdrawal to be effective, the Depositary must receive a notice of withdrawal in written, telegraphic or facsimile form in a timely manner at the appropriate address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn, and, if certificates representing such shares have been delivered to the Depositary, the name of the stockholder of record of such shares, as set forth in such certificates. If the certificates have been delivered to the Depositary, the tendering holder of Common Stock must also submit the serial numbers of the particular certificates for the shares to be withdrawn, and the signature on the stockholder's notice of withdrawal must be guaranteed by an Eligible Institution, as described previously (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the ATOP (book-entry transfer) procedures set forth in Section 4, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by Capstead in its sole discretion, and its determination shall be final and binding on all parties. None of Capstead, the Dealer Manager, the Information Agent or the Depositary or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

     Withdrawals may not be rescinded, and shares properly withdrawn shall not be deemed to be duly tendered for purposes of the Offer. Withdrawn shares, however, may be re-tendered before the Expiration Date by again following the procedures described in Section 4.

     If Capstead extends the Offer, is delayed in its purchase of Common Stock or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to Capstead's rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of Capstead, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein.

6.   PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, Capstead will accept for payment and pay for (and thereby purchase) shares properly tendered prior to the Expiration Date. Capstead shall be deemed to have accepted for payment (and therefore purchased) shares of Common Stock that are properly tendered and not properly withdrawn (subject to the proration provisions and the other terms and conditions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of shares for payment pursuant to the Offer. That notice, subject to the provisions of the Offer, may be given at any time after the Expiration Date.

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, Capstead will accept for payment and pay for up to 5,000,000 shares of Common Stock (subject to increase or decrease as provided in Sections 1 and 15) properly tendered or such lesser number of shares as are properly tendered and not properly withdrawn.

     Capstead will pay for shares purchased pursuant to the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from Capstead and transmitting payment to the tendering stockholders. The Depositary will pay the tendering stockholders (other than The Depository Trust Company, which will be paid by wire transfer) for all purchased shares by check promptly after the Expiration Date. However, in the event of proration, Capstead does not expect to be able to determine the final proration factor and pay for tendered shares until approximately five business days after the Expiration Date. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY CAPSTEAD BY REASON OF ANY DELAY IN MAKING PAYMENT. Certificates for all tendered shares not purchased, including shares not purchased due to proration, will be returned promptly after the Expiration Date or termination of the Offer to the tendering stockholder (or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered the shares), without expense to the tendering stockholder. In addition, if certain events occur, Capstead may not be obligated to purchase any shares in the Offer. See Section 7.

     Capstead will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the Offer by stockholders of record. However, if purchased shares are to be registered in the name of any person other than the stockholder of record, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the stockholder of record or such other person) payable on account of the transfer to such person will be deducted from the Purchase Price, unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

     ANY TENDERING STOCKHOLDER OF RECORD (OR OTHER PAYEE) WHO FAILS TO COMPLETE FULLY AND SIGN THE "SUBSTITUTE FORM W-9" INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACK-UP FEDERAL INCOME TAX WITHHOLDING
OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 4 AND 13.

7.   CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any term of the Offer, prior to the Expiration Date, Capstead may, at its option, terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered pursuant to the Offer, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time prior to the Expiration Date any of the following events has occurred (or shall have been determined by Capstead to have occurred) and, in Capstead's judgement and in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by Capstead) makes it inadvisable to proceed with the Offer or with such acceptance for payment:

     (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in Capstead's reasonable judgment, could (A) materially and adversely affect the business, condition (financial or otherwise), assets, income, operations or prospects of Capstead and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Capstead or any of its subsidiaries or materially impair the contemplated benefits of the Offer to Capstead, (B) make the acceptance for payment of, or payment for, some or all of the tendered shares illegal or otherwise restrict or prohibit consummation of the Offer or (C) delay or restrict the ability of Capstead, or render Capstead unable, to accept for payment or pay for some or all of the tendered shares;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Capstead or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Capstead's reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative agency, authority or tribunal on, or any event that, in Capstead's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of Capstead, have a material adverse effect on Capstead's business, condition (financial or otherwise), assets, income, operations or prospects or the trading in the Common Stock,
          (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on February 15, 2001;

     (d) a tender or exchange offer for any or all of the shares of Common Stock of Capstead (other than the Offer), or any merger, business combination or other similar transaction with or involving Capstead or any subsidiary, shall have been proposed, announced or made by any person;

     (e) (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of any class of Common Stock of Capstead (other than (A) any such person, entity or group who has a Schedule 13G on file with the Commission as of February 15, 2001 relating to share ownership in Capstead and does not effect a change in filing status to Schedule 13D, or (B) the acquisition of additional Common Stock by Capstead) or
          (ii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall have made a public announcement reflecting an intent to acquire Capstead or any of its subsidiaries or any of their respective assets or securities otherwise than in connection with a transaction authorized by the Board;

     (f) any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of Capstead or its subsidiaries that, in Capstead's reasonable judgment, is or may be material to Capstead or its subsidiaries; or

     (g) Capstead determines that the consummation of the Offer and the purchase of shares of Common Stock may cause the Common Stock to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act or adversely affects Capstead's ability to qualify as a real estate investment trust.

     Any determination by Capstead concerning any events described in this section and any related judgment or decision by Capstead regarding the inadvisability of proceeding with the purchase of or the payment for any shares tendered shall be final and binding upon all parties. The foregoing conditions are for the sole benefit of Capstead and may be asserted by Capstead in circumstances giving rise to those conditions or may be waived by Capstead in whole or in part. Capstead's failure at any time to exercise any of the foregoing shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

8.   PRICE RANGE OF COMMON STOCK; DIVIDENDS

     The shares of Common Stock are listed for trading on the New York Stock Exchange under the symbol "CMO." The following table sets forth the range of the high and low sale prices of the Common Stock on the NYSE during the past two years. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share in each of such fiscal quarters.


                  [remainder of page intentionally left blank]

                                                             STOCK PRICES

                                                        HIGH              LOW
1999
1st Quarter.......................................   $  12.0000       $   8.0000
2nd Quarter.......................................      12.3750          10.2500
3rd Quarter.......................................      11.5000           7.7500
4th Quarter.......................................       8.7500           7.3750

2000
1st Quarter.......................................   $   9.1250       $   7.2500
2nd Quarter.......................................       8.8750           6.0000
3rd Quarter.......................................       9.6875           7.8750
4th Quarter.......................................      12.0000           8.9375

2001
1st Quarter (through February 15, 2001)              $  13.4500       $  11.0000

     On February 15, 2001, the last practicable date prior to the commencement of the Offer, the closing per share sales price of the Common Stock, as reported on the NYSE, was $12.76. YOU SHOULD OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES AND CONSULT AN INDEPENDENT FINANCIAL ADVISOR.

9.   EFFECTS OF THE OFFER

     The Offer provides to stockholders who are considering a sale of all or a portion of their Common Stock the opportunity to sell those shares without the usual transaction costs associated with open market sales, where those shares are tendered by the stockholder of record directly to the Depositary. A stockholder whose shares are held through a Nominee should contact such Nominee to determine whether transaction costs apply to any sales of Common Stock pursuant to the Offer. In addition, the Offer may give stockholders the opportunity to sell their Common Stock at prices greater than market prices prevailing prior to the announcement of the Offer. Stockholders are urged to obtain current market quotations for their shares. See Section 8. The Offer also allows stockholders to sell a portion of their shares while retaining a continuing equity interest in Capstead. Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in Capstead, and thus in Capstead's future earnings and assets (subject to Capstead's right to issue additional equity securities in the future).

     For holders of Common Stock who do not tender shares, there is no assurance that the price of the Common Stock will not trade below the price currently being offered by Capstead pursuant to the Offer. For holders of Common Stock who do tender, there is no assurance that the trading price of the Common Stock will not increase as a result of the Offer and at some point exceed the Purchase Price. Capstead believes that there will still be a sufficient number of shares outstanding and publicly traded following the Offer to ensure a continued trading market in the shares.

     The Board has authorized Capstead to purchase additional shares in the open market, as described below, following completion of the Offer, in privately negotiated transactions or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to the holder of Common Stock than the terms of the Offer. Rule 13e-4 of the Exchange Act prohibits Capstead from purchasing any shares of Common Stock, other than pursuant to the Offer, until at least ten business days after the Expiration Date of this Offer. Any possible future purchases by Capstead will depend on many factors, including the market price of the Common Stock, the results of the Offer, Capstead's business and financial position, and general economic and market conditions.

     The shares are registered under the Exchange Act, which requires, among other things, that Capstead furnish certain information to its holders of Common Stock and to the Commission and comply with the Commission's proxy rules in connection with meetings of holders of the Common Stock.

10.  SOURCE AND AMOUNT OF FUNDS

     Assuming that Capstead purchases 5,000,000 shares in this Offer at a price of $12.75 per share, the total amount required to purchase the shares would equal $63,750,000 plus all fees and expenses applicable to this Offer. Capstead intends to pay for validly tendered shares of Common Stock, as well as for the costs and expenses of this Offer, from cash on hand, or funds generated in the ordinary course of business.

11.  CERTAIN INFORMATION ABOUT CAPSTEAD; GENERAL INFORMATION

     This document contains "forward-looking statements" that inherently involve risks and uncertainties. Capstead's actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of Capstead's investments and unforeseen factors. These factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

     HISTORY AND BUSINESS

     General. Capstead was incorporated on April 5, 1985 in Maryland and commenced operations in September 1985. Capstead's principal offices are located at 8401 North Central Expressway, Suite 800, Dallas, Texas 75225, and its telephone number is (214) 874-2323.

     Initially, Capstead structured and managed residential mortgage investments. From 1992 through 1998, Capstead also operated a residential mortgage servicing operation that was sold in December 1998. Recently, Capstead's primary business consisted of managing a leveraged portfolio of Agency Securities. With the investment in Capstead by Fortress, the April 2000 election of the new members of Capstead's board of directors and the appointment of Wesley R. Edens as Chairman and Chief Executive Officer of Capstead, Capstead modified its investment strategy to focus on short maturity and adjustable-rate assets including, but not limited to, credit-sensitive commercial and residential mortgage assets and adjustable-rate Agency Securities. Credit-sensitive mortgage assets generally earn higher yields than those typically earned on Capstead's existing mortgage assets, due largely to a higher risk of default by the underlying borrowers and, to a lesser extent, reduced liquidity.

     In connection with modifying its investment strategy, Capstead sold $1.4 billion of fixed-rate and medium-term mortgage investments and designated for sale nearly $700 million of primarily medium-term securities, incurring a second quarter 2000 charge to operating results of $90.0 million. During the third quarter, another $100 million of fixed-rate private mortgage pass-through securities were sold, further reducing holdings of fixed-rate securities. With capital made available from these sales and from $1.0 billion of portfolio runoff, Capstead acquired $2.4 billion of adjustable-rate mortgage ("ARM") Agency Securities and $105 million of ARM private mortgage pass-through securities (through the redemption of 4 series of off-balance sheet collateralized mortgage obligations previously issued by Capstead). Commercial mortgage-backed securities ("CMBS") acquisitions have been relatively modest because the pricing for these securities has been less attractive on a risk-adjusted return basis than other suitable investments.

     Including the sale shortly after year-end of $442 million of medium-term securities, Capstead's mortgage investment portfolio stood at just under $5 billion entering 2001 consisting primarily of ARM Agency Securities. The future size and composition of Capstead's mortgage-related investments will depend on market conditions, including levels of mortgage prepayments and the availability of suitable investments at attractive pricing. See "--Effects of Interest Rate Changes".

     Election of New Leadership and Relationship with Fortress Investment Group LLC. Through an affiliate's December 1999 acquisition of 10.8 million Series C and Series D voting preferred shares and subsequent acquisitions of 3.9 million common shares, Fortress Investment Group LLC (together with its affiliates, "Fortress") controlled 33% of the voting shares of Capstead as of December 31, 2000. In December 2000, Fortress converted 5.4 million of its preferred holdings into 2.7 million common shares.

     At Capstead's April 2000 annual meeting, stockholders elected a new seven member Board of Directors, including four members designated by Fortress. Wesley
R. Edens, chairman of the board of Fortress, was elected Capstead's Chairman of the Board and Chief Executive Officer. Capstead compensates Fortress for the services of Mr. Edens and, as needed, other individuals employed by Fortress pursuant to a management contract.

     In connection with the sale of Series C and Series D Preferred Stock to Fortress, Capstead and Fortress entered into an agreement (the "Supplemental Agreement") which provides, among other things, that at any time prior to December 9, 2004, in the event of a "change in control" of Capstead, except for certain business combinations approved by Fortress, Fortress can cause Capstead to purchase from Fortress all, but not less than all of these shares of preferred stock outstanding at such time (the "Change in Control Put") for $4.76 per share, plus accrued and unpaid dividends thereon. Under the Supplemental Agreement, a "change of control" is deemed to have occurred if (i) a person acquires 25% of the voting power of Capstead, (ii) directors elected and qualified at Capstead's annual meeting cease to constitute at least a majority of the Board of Directors, or (iii) Capstead is a party to a business combination not approved by certain Fortress representatives on the Board of Directors.

     Financial Information. On February 7, 2001 Capstead reported net income of $11,329,000, or $0.21 per diluted common share for the quarter ended December 31, 2000, compared to $12,797,000, or $0.25 per diluted common share in the same quarter in 1999. Capstead earned $9,767,000, or $0.15 per diluted common share, for the third quarter of 2000. Including second quarter charges associated with restructuring its investment portfolio to focus on adjustable-rate and short maturity mortgage assets, Capstead reported a net loss of $(51,486,000), or $(3.30) per common share, for the year ended December 31, 2000. These results compare to net income of $57,909,000, or $1.21 per diluted common share earned in 1999.

     Operating income, defined as income before gain or loss on sale of mortgage securities, for the fourth quarter increased to $11,329,000, from $9,020,000 in the third quarter, primarily because of higher yields on mortgage investments. In addition, average invested assets were higher with the acquisition of $451 million of ARM securities during the fourth quarter. Current quarter operating income was less than the

$12,797,000 reported in the fourth quarter of 1999 primarily because of lower average invested assets. Overall financing spreads (the difference between the yield earned on mortgage investments and the rate charged on related borrowings) improved to 52 basis points during the current quarter from 32 basis points during the third quarter as the yield on Capstead's mortgage investment portfolio benefited from increases in yields on holdings of ARM securities while borrowing rates remained unchanged at 6.57%.

     The overall yield earned on the mortgage investment portfolio averaged 7.09% during the fourth quarter, compared to 6.89% during the third quarter and 6.03% during the fourth quarter of 1999. Yields on ARM securities continued to improve in the fourth quarter as coupon interest rates on the underlying mortgage loans reset higher, reflecting a trend of increasing interest rates that has been evident since the Federal Reserve began raising short-term interest rates in June 1999 in response to inflation concerns. However, it now appears that this trend may have reversed. The Federal Reserve announced consecutive 50 basis point reductions in short-term interest rates on January 3 and again on January 31, 2001 due to concerns over economic weakness. Consequently, yields on ARM securities are expected to peak in the first quarter and then begin declining. For example, if interest rates stabilize at current levels, yields on Capstead's current holdings of ARM securities could decline a total of 55 basis points by year-end. Actual yields on the ARM securities will depend on fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments.

     Average borrowing rates are anticipated to decline 65 basis points during the first quarter of 2001 because of the January Federal Reserve rate cuts. The full benefit of these rate cuts should be realized in the second quarter. Any further changes in Capstead's borrowing rates will depend on future actions by the Federal Reserve to change short-term interest rates, market expectations of future changes in short-term interest rates and the extent of any financial market liquidity concerns.

     Although only slightly higher during the fourth quarter, the rate of principal prepayments on holdings of ARM securities is expected to accelerate in future quarters, particularly if mortgage interest rates continue to decline. Currently, coupon interest rates on most of the mortgage loans underlying these ARM securities are above prevailing fixed-rate mortgage interest rates, which is expected to prompt higher levels of prepayments until such time as these loans reset to lower levels as discussed above. While lower prepayment levels improve mortgage investment yields by allowing related purchase premiums to be recognized in operating results over a longer period, higher prepayment levels shorten the period over which the premiums are amortized thus reducing investment yields. Annualized prepayments on Fannie Mae and Freddie Mac ARM securities averaged 23.5% for the fourth quarter of 2000, slightly higher than the 22.4% annualized rate for the third quarter but similar to the 23.4% level experienced in the fourth quarter of 1999. Annualized prepayments on Ginnie Mae ARM securities averaged 18.4% in the fourth quarter of 2000, compared to 16.9% during the prior quarter and 18.0% for the same period of 1999.

     To summarize, Capstead anticipates improvement in financing spreads in early 2001, with the potential for satisfactory net margins over the course of the year, subject to the impact of fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments as well as other factors including portfolio size and composition. See "--Effects of Interest Rate Changes".

     Effect of Changes in Interest Rates. Capstead performs earnings sensitivity analysis using an income simulation model to estimate the effects that specific interest rate changes will have on future earnings. All mortgage assets and derivatives held, if any, are included in this analysis. The sensitivity of CMO administration fee income to market interest rate levels is included as well. The model incorporates management assumptions regarding the level of prepayments on mortgage assets for a given level of market rate changes using industry estimates of prepayment speeds for various coupon segments. These assumptions are developed through a combination of historical analysis and future expected pricing behavior. Because

Capstead modified its investment strategy during 2000 to focus on short maturity and adjustable-rate mortgage assets, earnings are less sensitive to changes in interest rates at December 31, 2000 than at December 31, 1999, as indicated in the following table:


                                                           10-YEAR
                                                 30-DAY      U.S.
                                                 LIBOR     TREASURY                       IMMEDIATE CHANGE IN:*
                                                  RATE       RATE             (RATES IN BASIS POINTS, DOLLARS IN THOUSANDS)
                                                 ------    --------           ---------------------------------------------
30-day LIBOR rate                                                          Down 100        Down 100       Flat          Up 100
10-year U.S. Treasury rate                                                 Down 100          Flat        Up 100         Up 100
Projected 12-month earnings change:**
     As of December 31, 2000                      6.56%      5.12%         $ 18,344        $ 23,447      $ 4,145      $ (22,665)
     As of December 31, 1999                      5.82%      6.44%         $ 31,160        $ 36,190      $ 5,044      $ (37,821)


* Sensitivity of earnings to changes in interest rates is determined relative to the actual rates at the applicable date.

** Note that the projected 12-month earnings change is predicated on acquisitions of similar assets sufficient to replace portfolio runoff only. There can be no guarantee that suitable investments will be available for purchase at attractive prices or if investments made will behave in the same fashion as assets currently held. This projection excludes $442 million of medium-term securities sold in early 2001.

         Income simulation modeling is a primary tool used to assess the direction and magnitude of changes in net margins on mortgage assets resulting from changes in interest rates. Key assumptions in the model include prepayment rates on mortgage assets, changes in market conditions, and management's financial capital plans. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate net margins or precisely predict the impact of higher or lower interest rates on net margins. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and other changes in market conditions, management strategies and other factors.

         Changes in interest rates may affect Capstead's earnings in various ways. Capstead's earnings currently depend, in part, on the difference between the interest received on mortgage securities and other investments, and the interest paid on related borrowings, which are generally based on 30-day LIBOR. The resulting spread may be reduced or even turn negative in a rising short-term interest rate environment. Because a substantial portion of Capstead's mortgage investments are ARM mortgage securities, the risk of rising short-term interest rates is generally offset to some extent by increases in the rates of interest earned on the underlying ARM loans, which reset periodically based on underlying indices (generally 1-year CMT rates). Since ARM loans generally limit the amount of such increases during any single interest rate adjustment period and over the life of the loan, interest rates on borrowings can rise to levels that may exceed the interest rates on the underlying loans contributing to lower or even negative financing spreads. At other times, as seen in 1998, declines in these indices may be greater than declines in Capstead's borrowing rates, contributing to lower or even negative financing spreads. Capstead may invest in derivatives from time to time as a hedge against rising interest rates on a portion of its short-term borrowings. At December 31, 2000, Capstead did not own any derivatives as a hedge against rising interest rates.

         Another effect of changes in interest rates is that as long-term interest rates decrease, the rate of principal prepayments on mortgage loans underlying mortgage investments generally increases. To the extent the proceeds of prepayments on mortgage investments cannot be reinvested at a rate of interest at least equal to the rate previously earned on such investments, earnings may be adversely affected. As seen in 1998, prolonged periods of high prepayments can significantly reduce the expected life of mortgage investments; therefore, the actual yields realized can be lower due to faster amortization of premiums. In addition, the rates of interest earned on ARM investments generally will decline during periods of falling short-term interest rates as the underlying ARM loans reset at lower rates.

         Changes in interest rates also impact earnings recognized from CMO investments, which currently consist primarily of fixed-rate CMO residuals. As seen in 1998, if mortgage interest rates fall, prepayments on the underlying mortgage loans generally will be higher, accelerating the amortization of collateral premiums and bond discounts. Conversely, if mortgage interest rates rise significantly above interest rates on the collateral, principal prepayments will typically diminish, improving the overall return on an investment in a fixed-rate CMO residual because of an increase in time over which Capstead receives positive net cash flows and can amortize remaining collateral premiums and bond discounts.

         Capstead periodically sells mortgage assets, which may increase income volatility because of the recognition of transactional gains or losses. Such sales may become attractive as values of mortgage assets fluctuate with changes in interest rates. At other times, such as in the second quarter of 2000, it may become prudent to shift Capstead's investment focus.

         Risks Associated with Credit-sensitive Investments. CMBS are generally viewed as exposing an investor to greater risk of loss than residential mortgage-backed securities since such securities are typically secured by larger loans to fewer obligors than residential mortgage-backed securities. Commercial property values and net operating income are subject to volatility, and net operating income may be sufficient or insufficient to cover debt service on the related mortgage loan at any given time. The repayment of loans secured by income-producing properties is typically dependent upon the successful operation of the related real estate project and the ability of the applicable property to produce net operating income rather than upon the liquidation value of the underlying real estate. Even when the current net operating income is sufficient to cover debt service, there can be no assurance that this will continue to be the case in the future.

         Additionally, commercial properties may not readily be convertible to alternative uses if such properties were to become unprofitable due to competition, age of improvements, decreased demand, regulatory changes or other factors. The conversion of commercial properties to alternate uses generally requires substantial capital expenditures, which may or may not be available.

         The availability of credit for commercial mortgage loans is significantly dependent upon economic conditions in the markets where such properties are located, as well as the willingness and ability of lenders to make such loans. The availability of funds in the credit markets fluctuates and there can be no assurance that the availability of such funds will increase above, or will not contract below current levels. In addition, the availability of similar commercial properties, and the competition for available credit, may affect the ability of potential purchasers to obtain financing for the acquisition of properties. This could effect the repayment of commercial mortgages pledged to secure CMBS.

         Credit-sensitive residential mortgage-backed securities differ from CMBS in several important ways, yet can still carry substantial credit risk. Residential mortgage securities typically are secured by smaller loans to more obligors than CMBS, thus spreading the risk of mortgagor default. However, most of the mortgages supporting these securities are made to homeowners that do not qualify for Agency loan programs for reasons including loan size, financial condition, or work or credit history that may be indicative of higher risk of default than loans qualifying for such programs. As with CMBS, in instances of default Capstead may incur losses if proceeds from sales of the underlying collateral are less than the unpaid principal balances of the mortgage loans and related foreclosure costs. However, with residential mortgage-backed securities, this risk may be mitigated by various forms of credit enhancements including, but not limited to, primary mortgage insurance.

         Through the process of securitizing both commercial and residential mortgages, credit risk can be heightened or minimized. Senior classes in multi-class securitizations generally have first priority over cash flows from a pool of mortgages and, as a result, carry the least risk, highest investment ratings and the lowest yields. Typically a securitization will also have mezzanine classes and subordinated classes. Mezzanine classes will generally have somewhat lower credit ratings and may have average lives that are longer than the senior classes. Subordinate classes are junior in the right to receive cash flow from the underlying mortgages, thus providing credit enhancement to the senior and mezzanine classes. As a result, subordinated securities will have lower credit ratings because of the elevated risk of credit loss inherent in these securities.

         The availability of capital from external sources to finance investments in credit-sensitive CMBS and residential mortgage-backed securities that are not financed to maturity at acquisition may be diminished during periods of mortgage finance market illiquidity, such as was experienced in 1998. Additionally, if market conditions deteriorate resulting in substantial declines in value of these securities, sufficient capital may not be available to support the continued ownership of such investments, requiring these securities to be sold at a loss.

         IF CAPSTEAD'S EARNINGS OR THE VALUE OF ITS MORTGAGE ASSETS ARE ADVERSELY AFFECTED BY A CHANGE IN INTEREST RATES OR CHANGE IN THE CREDIT QUALITY OF THE INVESTMENT PORTFOLIO, THE BOOK VALUE OF THE COMMON STOCK MAY DECLINE.

         Stockholder Litigation. During 1998 twenty-four purported class action lawsuits were filed against Capstead and certain of its officers alleging, among other things, that the defendants violated federal securities laws by publicly issuing false and misleading statements and omitting disclosure of material adverse information regarding Capstead's business during various periods between January 28, 1997 and July 24, 1998. The complaints claim that as a result of such alleged improper actions, the market price of Capstead's equity securities were artificially inflated during that time period. The complaints seek monetary damages in an undetermined amount. In March 1999 these actions were consolidated and in July 2000 a lead plaintiff group was appointed by the court. An amended complaint was filed October 20, 2000. Capstead expects to respond to this amended complaint by February 20, 2001. Capstead believes it has meritorious defenses to the claims and intends to vigorously defend the actions. Based on available information, management believes the resolution of these suits will not have a material adverse effect on the financial position of Capstead.

12. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE COMMON STOCK

         Security Ownership of Directors and Executive Officers of Capstead. Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of Common shares as of February 15, 2001, by each director and executive officer of Capstead and by all directors and executive officers as a group. Unless otherwise specified in the table, the business address for each of the following persons is 8401 N. Central Expressway, Suite 800, Dallas, Texas 75225.


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                                      -20-

                                                                                NUMBER OF
                                                                              COMMON SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED (A)       PERCENT OF CLASS
------------------------------------                                      ----------------------       ----------------
Wesley R. Edens....................................................                 9,298,717(b)                  33.24
1301 Avenue of the Americas
42nd Floor
New York, New York 10019
Robert I. Kauffman.................................................                 9,298,717(b)                  33.24
1301 Avenue of the Americas
42nd Floor
New York, New York 10019
Paul M. Low........................................................                    76,087(c)                    *
Ronn K. Lytle......................................................                   165,445                       *
Michael G. O'Neil..................................................                     8,263                       *
Howard Rubin.......................................................                   351,250(d)                   1.39
Mark S. Whiting....................................................                   130,350                       *
Andrew F. Jacobs...................................................                   212,607(e)                    *
Amar R. Patel......................................................                    26,421(e)                    *
Phillip A. Reinsch.................................................                    59,785(e)                    *
Robert R. Spears, Jr...............................................                    61,370(e)                    *
All Directors and Executive Officers
    as a group (11 persons)........................................                10,390,305                     36.74

--------------------
*     Denotes less than 1 percent

(a)   Amounts include shares of Common shares issuable as follows:

                                                                             RIGHT TO ACQUIRE
                                                       ------------------------------------------------------------


                                                       SERIES B      SERIES C       CONVERTED TO       EXERCISABLE
                                                        SHARES        SHARES        COMMON SHARES        OPTIONS
                                                       --------      --------       -------------      -----------
Wesley R. Edens....................................       -          5,378,000        2,689,000             -
Robert I. Kauffman.................................       -          5,378,000        2,689,000             -
Paul M. Low........................................     47,000           -               18,066            8,028
Ronn K. Lytle......................................       -              -                -                1,125
Michael G. O'Neil..................................       -              -                -                6,750
Howard Rubin.......................................       -              -                -                6,750
Mark S. Whiting....................................       -              -                -                6,750
Andrew F. Jacobs...................................       -              -                -              166,500
Amar R. Patel......................................       -              -                -               12,895
Phillip A. Reinsch.................................       -              -                -               41,600
Robert R. Spears, Jr...............................       -              -                -               38,369
All Directors & Executive
    Officers as a group (11 persons)...............     47,000       5,378,000        2,707,066          288,767

(b) Neither Mr. Edens nor Mr. Kauffman directly owns any Capstead securities. However, by reason of their status as directors and officers of Fortress, they may be deemed to be the beneficial owners of the 6,609,717 shares of Common Stock and the 2,689,000 shares of Common Stock issuable upon the conversion of the Series C Preferred Stock. Mr. Edens and Mr. Kauffman expressly disclaim beneficial ownership of any Common Stock and Series C Preferred Stock.

(c) Includes 768 shares of Common Stock that would be received upon conversion of 2,000 shares of Series B Preferred Stock held in trust for Mr. Low's son. Mr. Low is settlor and trustee of his son's trust and has voting and dispositive power over the shares but expressly disclaims beneficial ownership.

(d) Includes 50,200 shares of Common Stock held by the Rubin-Henry Family Foundation of which Mr. Rubin is co-trustee. As co-trustee, Mr. Rubin has voting and dispositive power over the shares.

(e) Includes restricted shares of Common Stock granted April 20,2000, which vest 20 percent on each of April 20, 2001, 2002, 2003, 2004 and 2005 as follows: Andrew F. Jacobs, 21,052 shares; Amar R. Patel, 10,526 shares; Phillip A. Reinsch; 11,509 shares; and Robert R. Spears, Jr., 12,491 shares.

      Security Ownership of Certain Beneficial Owners of Capstead. The following table sets forth the ownership of Common Stock and Series C Preferred Stock, both beneficially and of record, for the persons known by us to be beneficial owners of more than 5% of each such class of shares outstanding, as of the close of business on February 15, 2001.


                                            NUMBER OF                                NUMBER OF
NAME AND ADDRESS  OF                      COMMON SHARES          PERCENT OF        SERIES C SHARES         PERCENT OF
BENEFICIAL OWNER                        BENEFICIALLY OWNED         CLASS          BENEFICIALLY OWNED         CLASS
----------------                        ------------------         -----          ------------------         -----
Fortress Cap LLC....................       9,298,717(2)            33.24%            5,378,000               100.0%
1301 Avenue of the
Americas
42nd Floor
New York, New York
10019(1)

James and Nancy Grosfeld............        1,330,400              5.89%                  -                    -
20500 Civic Center Drive
Suite 3000
Southfield, Michigan
48076(3)

-----------------
(1) Such information is derived solely from a Schedule 13D filed with the Securities and Exchange Commission on December 28, 2000 by Fortress Cap LLC (the owner of record of the Common Stock and Series C Preferred Stock), Fortress Registered Investment Trust, Fortress Investment Fund LLC, Fortress Investment Group LLC and Fortress Principal Investment Holdings LLC. Fortress Cap LLC is wholly-owned by its sole member, Fortress Registered Investment Trust. Certain additional person and entities named in the Schedule 13D, including Messrs. Edens and Kauffman, may also be deemed to be beneficial owners of the Common Stock and Series C Preferred Stock (and the Common Stock issuable upon the conversion of the Series C Preferred Stock). All such persons and entities disclaim beneficial ownership of such shares.

(2) Includes 2,689,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock.

(3) Such information is derived solely from a Schedule 13D filed with the Securities and Exchange Commission on October 16, 2000 by James and Nancy Grosfeld.

      The current directors and executive officers of Fortress Investment Group LLC, the manager of Fortress Cap LLC, are Wesley R. Edens, Randal A. Nardone, Robert I. Kauffman, Erik P. Nygaard and Gregory F. Hughs. The current business address of each of these persons is 1301 Avenue of the Americas, 42nd Floor, New York, New York 10019.

      The following table describes transactions by the executive officers, directors and/or affiliates of Capstead in the Common Stock during the past 60 days. The Common Stock acquisitions described below were open market purchases pursuant to transactions executed by registered broker dealers.


                                                               NUMBER OF        TRANSACTION       PURCHASE OR
     NAME                   TRANSACTION DESCRIPTION             SHARES             DATE           STRIKE PRICE
     ----                   -----------------------             ------             ----           ------------
Fortress Cap LLC          Common Stock Acquisition               5,000           12/21/00           $10.7500
Fortress Cap LLC          Common Stock Acquisition               4,500           01/02/01           $10.7500
Howard Rubin              Director Stock Option Grant            1,125           01/01/01           $10.8750
Paul M. Low               Director Stock Option Grant            1,125           01/01/01           $10.8750
Ronn K. Lytle             Director Stock Option Grant            1,125           01/01/01           $10.8750
Michael G. O'Neil         Director Stock Option Grant            1,125           01/01/01           $10.8750
Mark Whiting              Director Stock Option Grant            1,125           01/01/01           $10.8750
Howard Rubin              Common Stock Acquisition              10,000           01/04/01           $11.3750

Except as described in the above table, none of Capstead or its affiliates or, to the best knowledge of Capstead, Fortress or any of its affiliates has effected any transaction in the Common Stock during the past 60 days.

13.   FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a summary of certain anticipated United States federal income tax consequences of the Offer. This discussion is for general information only and does not address the federal income tax consequences that may be relevant to particular holders of Common Stock in light of their personal circumstances or to certain types of holders of Common Stock such as dealers in securities, insurance companies, foreign persons (except as specifically noted below under "-- Taxation of Holders Who are Non-U.S. Holders"), financial institutions and tax-exempt entities who may be subject to special treatment under the federal income tax laws. Further, this summary assumes that shares of Common Stock are held as capital assets -- generally, property held for investment -- within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address any tax consequences under state, local or foreign laws. For purposes of this discussion, a "U.S. Holder" means a person who is (a) a citizen or resident of the United States,
(b) a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created in the United States or organized under the laws of the United States or any state thereof or the District of Columbia (except, in the case of a partnership, as otherwise provided by applicable Treasury regulations), (c) an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source, or (d) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

      The discussion is based upon the Code, the Treasury regulations thereunder, judicial decisions and current administrative rulings and practices in effect on the date hereof. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could modify the tax consequences of this Offer. No ruling from the IRS with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

      General Consequences. The tender of shares of Common Stock pursuant to the Offer will be a taxable transaction for federal income tax purposes and may be a taxable transaction under state, local or foreign tax laws as well. Under the Code, a holder of Common Stock whose shares are purchased pursuant to the Offer will generally recognize gain or loss in an amount equal to the difference between the cash received and such stockholder's adjusted tax basis for his shares redeemed, if:

      (i) as a result of the sale, his stock interest in Capstead is completely terminated;

      (ii) the redemption is "substantially disproportionate" with respect to the selling stockholder; or

      (iii) the redemption is otherwise deemed to be not essentially equivalent to a dividend.

These tests (the "Section 302 Tests") are discussed in greater detail below. If any one of the Section 302 Tests is met, as discussed under "-- Treatment as a Sale or Exchange," such gain or loss generally will be treated as a long-term capital gain or loss if the stockholder's holding period for such shares is more than one year. If none of the Section 302 Tests is satisfied, the cash received pursuant to the Offer will be treated in the manner discussed under "-- Treatment as a Dividend or Otherwise as a Distribution" as a dividend taxable as ordinary income to the extent of the current and accumulated earnings and profits of Capstead, if any.

      To determine whether the Section 302 Tests are met, there must be taken into account both (a) any shares actually owned by such holder of Common Stock and (b) any shares considered owned by such holder of Common Stock by reason of certain constructive ownership rules set forth in the Code. A holder of Common Stock generally will be treated as owning shares which he has the right to acquire under options, or by the conversion or exchange of a security, and shares owned (and, in some cases, constructively owned) by members of the stockholder's family and by related entities such as corporations, partnerships, trusts and estates in which such stockholder, a member of his family or a related entity has an interest.

      o Complete Termination of Interest Test. A holder of Common Stock who meets the requirements of the "complete termination of interest" test generally will receive sale or exchange treatment. A complete termination of stock interest of a tendering holder of Common Stock will have occurred if Capstead purchases all of his Common Stock pursuant to the Offer, and the holder of Common Stock does not own directly and is not deemed to own, under the constructive ownership rules described above, any other stock of Capstead. If the Offer is prorated, the shares that are not purchased by reason of such proration must be taken into account in determining whether a holder of Common Stock has achieved a complete termination of his interest in Capstead. If a holder of Common Stock would otherwise satisfy the complete termination requirement, but for his constructive ownership of shares held by family members, under certain circumstances the holder of Common Stock may be entitled to disregard such constructive ownership.

      o Substantially Disproportionate Test. A sale of Common Stock pursuant to the Offer will, in general, be "substantially disproportionate" as to a holder if, among other things, the percentage of the outstanding Common Stock actually and constructively owned by the holder immediately after the completion of the Offer is less than 80% of the percentage of Common Stock actually and constructively owned by the holder immediately before the Offer.

      o Not Essentially Equivalent to a Dividend Test. A holder of Common Stock who meets the requirements of the "not essentially equivalent to a dividend" test generally will receive sale or exchange treatment. A redemption will be treated as "not essentially equivalent to a dividend" if, as result of the sale of Common Stock pursuant to the Offer, a holder of Common Stock has realized a "meaningful reduction" in his proportionate interest in Capstead, taking into account the constructive ownership rules. This determination depends on the facts and circumstances of each case.

      A redemption of Common Stock for cash that results in some reduction in the proportionate interest in Capstead, taking into account any constructive ownership, of a holder whose relative stock interest in Capstead is minimal and who exercises no control over corporate affairs will generally be regarded as a "meaningful reduction" in the holder's stock interest in Capstead. Stockholders tendering shares pursuant to the Offer should note that the change in their relative stock interest in Capstead may be affected by a proration of the Offer. For example, a stockholder who tenders a smaller percentage of his shares than the percentage of outstanding shares repurchased by Capstead in the transaction would experience an increase in his proportionate interest in Capstead, and would generally be required to treat the sales proceeds received as a distribution rather than as a sale or exchange. See discussion below under "-- Treatment as a Dividend or Otherwise as a Distribution." Any stockholder seeking to rely on the "not essentially equivalent to a dividend" test should consult with his own tax advisor as to its application in his particular situation.

      Treatment as a Sale or Exchange. If any of the Section 302 Tests described above are satisfied, the redemption will be treated as a sale or exchange. The tendering holder of Common Stock will recognize capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the Offer (other than amounts which represent declared and unpaid dividends) and his adjusted tax basis in the redeemed shares. Generally, the basis of shares is equal to their cost. However, if the shares were inherited or received by gift, special tax rules may apply. Amounts of cash received upon redemption of the Common Stock which represent declared and unpaid dividends will be subject to taxation in the manner discussed under "-- Treatment as a Dividend or Otherwise as a Distribution" below.

      Such gain or loss would be long-term capital gain or loss if the holding period for the Common Stock exceeded one year. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The maximum capital gains tax rate applicable to individuals is generally 20% under current law. The deductibility of capital losses is restricted and, in general, such losses may only be used to reduce capital gains to the extent thereof. However, taxpayers who are individuals generally may deduct annually $3,000 of capital losses in excess of their capital gains.

      Treatment as a Dividend or Otherwise as a Distribution. If none of the
Section 302 Tests described above is satisfied, then the holder of Common Stock generally will be treated as having received a distribution in an amount equal to the gross proceeds payable to the holder. Such a deemed distribution will be taxable as a dividend (i.e., ordinary income) to the extent of the current and accumulated earnings and profits of Capstead, if any, as calculated for U.S. federal income tax purposes. In the case of a holder of the Common Stock that is a corporation, distributions will not be eligible for the dividends received deduction.

The amount taxable will not be reduced by the holder's basis in the Common Stock exchanged pursuant to the Offer, and the holder's adjusted tax basis in the shares sold will be transferred to any remaining shares of Capstead stock retained by the holder.

      If none of the Section 302 Tests is satisfied and a sale pursuant to the Offer is therefore treated as a distribution, any cash received for Common Stock pursuant to the Offer in excess of Capstead's current and accumulated earnings and profits will be treated, first, as a non-taxable return of capital to the extent of, and in reduction of, the holder's tax basis in his Common Stock, and thereafter, as a capital gain to the extent that it exceeds the holder's tax basis. Gain recognized by a holder on Common Stock held for 12 months or less will be taxable at ordinary income rates, while Common Stock held more than 12 months will be taxable at the long-term capital gains rate.

      Backup Withholding Requirements. Under Federal backup withholding rules, except in the case of certain exempt taxpayers, the Depositary will withhold 31% of the gross proceeds paid to a holder of Common Stock or other payee pursuant to the Offer unless the holder of Common Stock provides his taxpayer identification number (employer identification number or social security number), certifies that such number is correct, and certifies that he has not been notified that he is subject to backup withholding. See "Procedures for Tendering Shares -- United States Federal Income Tax Backup Withholding" above, for further details.

      Taxation of Holders Who Are Non-U.S. Holders. To the extent that a sale of Common Stock by a Non-U.S. Holder pursuant to the Offer does not satisfy one of the Section 302 Tests, and is therefore treated for U.S. federal income tax purposes as a distribution, the gross proceeds payable to the Non-U.S. Holder will generally be subject to United States withholding tax at a rate of 30%. Special rules apply to the extent that an income tax treaty applies, or where the shares of Common Stock are held by the Non-U.S. Holder in connection with the conduct, by it, of a trade or business in the United States. See "Procedures for Tendering Shares -- Withholding for Holders Who are Non-U.S. Holders" above, for further details.

      Where a sale of Common Stock by a Non-U.S. Holder pursuant to the Offer satisfies one or more of the Section 302 Tests described above and is therefore treated for U.S. federal income tax purposes as a sale or exchange rather than a distribution, it will generally not be subject to United States federal income tax, unless the Foreign Investment in Real Property Tax Act ("FIRPTA") were to apply. FIRPTA imposes tax on non-U.S. persons on certain sales of U.S. real estate and stock of a United States Real Property Holding Corporation (a "USRPHC"). Capstead believes that it is not, and is not likely to become, a USRPHC. Moreover, even if Capstead were a USRPHC, in general FIRPTA would not apply if the selling Non-U.S. Holder holds, and has held, directly and constructively, in the five years prior to the tendering of Common Stock, less than 5% of the outstanding Common Stock of Capstead.

      THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE SALE OF HIS COMMON STOCK PURSUANT TO THE OFFER, INCLUDING THE APPLICABILITY OF CONSTRUCTIVE OWNERSHIP RULES, THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

14.   CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

      Capstead is not aware of any license or regulatory permit material to Capstead's business that is reasonably likely to be adversely affected by Capstead's acquisition of shares of Common Stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority, agency, or tribunal, domestic or foreign, that would be required for the acquisition or ownership of shares by Capstead as contemplated herein. Should any such approval or other action be required, Capstead presently contemplates that such approval or other action will be sought or taken. Capstead is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to Capstead's business. Capstead's obligations under the Offer to accept for payment and pay for shares are subject to certain conditions. See Section 7.

      For a description of pending litigation matters affecting Capstead, see "Stockholder Litigation" under Section 11.

15.   EXTENSION OF THE OFFER PERIOD; TERMINATION; AMENDMENTS

      Capstead expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by Capstead to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. Capstead also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Capstead's reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Capstead must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a Offer.

      Subject to compliance with applicable law, Capstead further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by Capstead to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement thereof. In the case of an extension, such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any material change to the terms of the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which Capstead may choose to inform stockholders, except as required by applicable law, Capstead shall have no obligation to publish, advertise or otherwise communicate any such change other than by making a release to the Dow Jones News Service. If Capstead materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Capstead will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. Under these rules, the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) Capstead increases or decreases the price to be paid for shares, increases the Dealer Manager fees or increases or decreases the number of shares being sought in the Offer or, in the event of an increase in the number of shares being sought, such increase exceeds 2% of the number of outstanding shares of Common Stock, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified herein, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.   FEES AND EXPENSES

      Capstead has retained Merrill Lynch & Co. to act as its financial advisor, as well as Dealer Manager, in connection with the Offer. In connection with the Offer, Merrill Lynch & Co. will receive a usual and customary transaction fee upon completion of the Offer, as well as reimbursement of their out-of-pocket expenses incurred in connection with the Offer, including the costs and expenses of their legal counsel, and Capstead has agreed to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including liabilities under the Federal securities laws.

      Capstead has retained Corporate Investor Communications, Inc. to act as Information Agent and Wells Fargo Shareowner Services to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, facsimile, telex, telegraph and personal interviews and may request Nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services.

      No fees or commissions will be payable by Capstead to brokers, dealers or other persons (other than fees to the Dealer Manager and Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. A Stockholder holding shares through a Nominee is urged to consult such Nominee to determine whether transaction costs are applicable if such stockholder tenders shares through such Nominee and not directly to the Depositary. Capstead will, however, upon request, reimburse Nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No Nominee has been authorized to act as the agent of Capstead, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. Capstead will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided under Section 6 or Instruction 6 in the Letter of Transmittal.

17.   MISCELLANEOUS

      Capstead is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If Capstead becomes aware of any jurisdiction where the making of the Offer or the acceptance or purchase of the shares is not in compliance with any valid applicable law, Capstead will make a good faith effort to comply with such law. If, after such good faith effort, Capstead cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on Capstead's behalf by the Dealer Manager or one or more registered broker or dealers licensed under the laws of the jurisdiction.

      Pursuant to Rule 13e-4 promulgated under the Exchange Act, Capstead has filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Schedule TO, including the Exhibits and any amendments thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth in
Section 18 with respect to information concerning Capstead.

18.   ADDITIONAL INFORMATION

      Capstead files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by Capstead at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The filings of Capstead with the Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov. Such filings and other information concerning Capstead also can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      THE BOARD HAS APPROVED THE MAKING OF THE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF CAPSTEAD, THE BOARD OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY CAPSTEAD OR THE BOARD TO MAKE ANY SUCH RECOMMENDATIONS. THE DELIVERY OF THIS DOCUMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE AFFAIRS OF CAPSTEAD SINCE THE DATE OF THIS DOCUMENT OR THAT THE INFORMATION IN THIS DOCUMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS DOCUMENT.

      This Offer to Purchase and the related Letter of Transmittal are being mailed to stockholders, and will be furnished to Nominees whose names, or the names of whose nominees, appear on our list of stockholders, or, if applicable, who are listed as participants in a clearing agency's security position listing.

                        The Depositary for the Offer is:

                         WELLS FARGO SHAREOWNER SERVICES


      By Hand Delivery               By overnight delivery or express                   By mail to:
      in New York to:                            mail to:
The Depository Trust Company          Wells Fargo Shareowner Services         Wells Fargo Shareowner Services
    Transfer Agent Drop                  Reorganization Department               Reorganization Department
 55 Water Street, 1st Floor             161 North Concord Exchange                     P.O. Box 64858
     New York, NY 10041                  South St. Paul, MN 55075                 St. Paul, MN 55164-0858

                        Telephone Number: (800) 468-9716
                        Facsimile Number: (651) 450-4163
            Confirm Receipt of Facsimile by Telephone: (651) 450-4110

      Any questions or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent at the following address and telephone numbers:

                     The Information Agent for the Offer is:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.,
                 a Georgeson Shareholder Communications Company

                                111 Commerce Road
                            Carlstadt, NJ 07072-2586
                 Banks and Brokerage Firms call: (201) 896-1900
              Stockholders please call: (866) 241-2782 (toll free)

      Any questions or requests for assistance may be directed to the Dealer Manager at the address and telephone number set forth below. You may also contact your broker, dealer, commercial bank or trust company or any other nominee for assistance concerning this Offer.

                      The Dealer Manager for the Offer is:

                               MERRILL LYNCH & CO.

                      World Financial Center - South Tower
                             New York, NY 10281-1326
                          (212) 236-3790 (call collect)